Exhibit 99.2

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL AND HOUSTON EXPLORATION ANNOUNCE PRELIMINARY
RESULTS OF ELECTIONS FOR CASH AND STOCK MERGER
CONSIDERATION

DENVER, COLORADO — June 6, 2007 —  Forest Oil Corporation (NYSE: FST) (Forest) and The Houston Exploration Company (NYSE: THX) (Houston Exploration) today announced that based on the preliminary results of elections received prior to yesterday’s deadline for making a merger consideration election under Forest’s merger agreement with Houston Exploration, the stock component is over subscribed.   A total of approximately 28,559,499 shares of Houston Exploration common stock were outstanding on June 5, 2007 and entitled to participate in the merger.  Of this amount, 2,129,055 shares elected to receive cash merger consideration, and 22,911,988 shares elected to receive shares of Forest common stock.  In addition, elections covering 5,188,081 shares were made pursuant to the notice of guaranteed delivery procedure, of which 643,877 shares elected to receive cash and 4,544,204 shares elected to receive stock.

Based on the estimated number of shares of Houston Exploration common stock outstanding on June 5, 2007 and the preliminary election results, Forest expects to pay a total of approximately $750 million in cash to Houston Exploration stockholders and issue approximately 24 million shares of Forest common stock pursuant to the merger agreement.

As a result of the oversubscription, the elections will be subject to agreed upon proration procedures described in the merger agreement.  Houston Exploration stockholders who elected to receive all of their merger consideration in shares of Forest common stock will receive a combination of cash consideration and stock consideration and stockholders who elected to receive all cash and all stockholders who failed to make a valid election will receive cash consideration of $60.0239 per share (assuming the merger closing occurs on June 6, 2007).  However, the amount of the stock over subscription and the exact allocation of the stock merger consideration will not be known until final results of the election process are determined, at the end of the guaranteed delivery period described below.

With respect to the elections that were  made pursuant to the notice of guaranteed delivery procedure, which elections may be duplicative and supersede the prior election, such procedure requires the delivery of the share certificates representing such shares of Houston Exploration common stock (or a confirmation evidencing the book-entry transfer of such shares) to the exchange agent by 5:00 p.m., New York City time, on June 8, 2007.  If the exchange agent does not receive the required stock certificates or confirmation by this guaranteed delivery deadline with respect to any such election, the shares of Houston Exploration common stock subject to such election will be treated as shares that did not make a valid election.

After the final results of the merger consideration election process are determined following the expiration of the guaranteed delivery period, the actual merger consideration and the cash and stock allocation will be computed using the formula contained in the merger agreement.  The formula will be based on, among other things, the actual number of shares of Houston Exploration common stock outstanding immediately prior to the completion of the transaction, the final results of the election process, and the closing price of shares of Forest common stock during a ten-day period preceding the completion of the merger.   A more complete description of the merger consideration and the proration procedures is contained in the joint proxy statement/prospectus dated May 1, 2007 that was first mailed to Forest shareholders and Houston Exploration stockholders on or about May 4, 2007.  Forest shareholders and Houston Exploration stockholders are urged to read the joint proxy statement/prospectus carefully and in its entirety.  Copies of the joint proxy statement/prospectus may be obtained for free at the Securities and Exchange Commission’s website at www.sec.gov.

Forest and Houston Exploration expect to complete the merger today.  The proposed merger remains subject to the satisfaction of customary conditions to closing contained in the merger agreement.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on the current belief of management of Forest, as applicable, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2006 Annual Report on Form 10-K, Quarterly Reports

on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

These materials are not a substitute for the registration statement that was filed with the SEC in connection with Forest’s proposed acquisition of Houston Exploration, or the joint proxy statement/prospectus that was mailed to shareholders on or about May 4, 2007. Investors are urged to read the joint proxy statement/prospectus as it contains important information, including detailed risk factors. The registration statement and other documents filed by Forest and Houston Exploration with the SEC are available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made, to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations; or by directing a request to The Houston Exploration Company, 1100 Louisiana Street, Suite 2000 Houston, TX 77002, Attention: Investor Relations.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Forest or Houston Exploration common stock.

Houston Exploration, Forest, and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation is set forth in the final joint proxy statement/prospectus.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

June 6, 2007